Contact:

Janet Williams

Director - Corporate Communications

(317) 610-2488

janet.williams@cummins.com

July 26, 2011

Cummins reports record second quarter results

•      Raises full-year revenue guidance to $18 billion, EBIT to 14.5 percent

COLUMBUS, IN – Cummins Inc. (NYSE: CMI) today reported record sales and earnings for the second quarter on strong growth in nearly every global market. The Company’s Engine, Components and Distribution segments each delivered record sales and earnings.

Second quarter sales were $4.6 billion, up 45 percent from the same period last year. Earnings before interest and taxes (EBIT) were $775 million and included a $68 million gain on the sale of the exhaust business from our Components segment. Excluding the gain from the sale of the exhaust business, EBIT was $707 million, or 15.2 percent of sales, the highest level and percent of sales the company has reported in any quarterly period in its history.

Net income attributable to Cummins Inc. in the second quarter was $505 million or $2.60 per diluted share. Excluding the $68 million gain ($37 million after tax or $0.19 per share), the Company reported earnings of $2.41 per share compared to $1.25 per share in the second quarter of 2010.

"The Company's performance in the second quarter underscores the success of our long-term strategy to diversify and seek profitable growth across geographies and end markets," says Tim Solso, Chairman and Chief Executive Officer. "As a result of our efforts over the last 10 years, Cummins is better positioned than ever to grow in this global economy."

As a result of the Company’s performance in the quarter and its outlook for the remainder of the year, Cummins today increased both its sales and EBIT forecast for 2011. The Company now expects to earn 14.5 percent EBIT on $18 billion in sales in 2011.  This forecast excludes any current or future gains from the sale of businesses.

Engine segment sales of $2.9 billion were up 53 percent compared to the same quarter a year ago. They were driven by strong growth in global truck markets and off-highway markets including mining and oil and gas. Engine EBIT was $377 million, or 13 percent of sales.

Within the Engine segment, Cummins’ EPA-2010 engines continue to perform well in terms of reliability and fuel economy. In North America, Cummins has shipped 126,000 medium- and heavy-duty engines equipped with Selective Catalytic Reduction aftertreatment devices to truck and bus customers.

The Components segment, driven by recovery in North American on-highway markets, had its first billion-plus sales quarter. Sales of $1 billion were up 42 percent year-over-year, and segment EBIT was a record $120 million or 11.6 percent of sales.  The gain on the sale of the exhaust business was not included in the segment results.

The Distribution segment saw a sales increase of 36 percent compared to the second quarter of 2010 to $785 million as a result of strong demand in oil and gas, mining and power generation markets. Segment EBIT of $106 million, or 13.5 percent of sales, was a quarterly record.

Cummins’ Power Generation segment had sales of $909 million, a year-over-year increase of 28 percent, while segment EBIT was $105 million or 11.6 percent of sales. Revenue growth was strongest in the U.S., Europe and China.

The Company’s non- U.S. markets continued to show strong growth and Cummins had record sales in Brazil, India and China.

"I am very optimistic about Cummins' future," said Tom Linebarger, President and Chief Operating Officer. "We are experiencing strong global demand in most of our markets.  Our products are performing very well, we have strong leadership positions, and we are delivering strong profitability in all four businesses."

In other developments:

  The Company increased its dividend by 52 percent.
  Cummins repurchased $183 million worth of stock, or 1.6 million shares.
  Fitch Ratings increased Cummins’ credit rating to A-.

Second quarter details (all comparisons to the same period in 2010)

Engine Segment

  Sales - $2.9 billion, up 53 percent
  Segment EBIT - $377 million, or 13 percent of sales, compared to $197 million or 10.4 percent of sales
  Engine shipments to the worldwide medium-duty truck markets were up by 84 percent
  Shipments to worldwide heavy-duty truck markets were up 159 percent
  Oil and gas shipments rose 174 percent

Power Generation

  Sales - $909 million, up 28 percent
  Segment EBIT - $105 million or 11.6 percent of sales, compared to $76 million or 10.7 percent
  Commercial products business sales increased because of improving economic conditions in most regions, particularly in Asia, North America, Brazil and the U.K.
  Generator technologies sales increased in most regions, especially in Western Europe, Eastern Asia and the U.K.

Components

  Sales - $1.0 billion, up 42 percent
  EBIT - $120 million, or 11.6 percent of sales, compared to $75 million or 10.3 percent of sales
  Emission solutions business sales were driven by higher volume and technology content in North American EPA 2010 aftertreatment systems and increased demand for Euro V aftertreatment systems in Europe
  Turbo technologies business sales were up because of increased demand in North America, Europe and India from OEMs

Distribution

  Sales - $785 million, up 36 percent
  EBIT - $106 million or 13.5 percent of sales, compared to $69 million or 12 percent of sales
  Revenue growth was driven by strong global demand for whole goods and parts

Click  here  to read the financial statements from the second quarter.

Presentation of Non-GAAP Financial Information
EBIT is a non-GAAP measure used in this release, and is defined and reconciled to what management believes to be the most comparable GAAP measure in a schedule attached to this release. Cummins presents this information as it believes it is useful to understanding the Company's operating performance, and because EBIT is a measure used internally to assess the performance of the operating units.

Webcast information
Cummins management will host a teleconference to discuss these results today at 10 a.m. EST. This teleconference will be webcast and available on the Investor Relations section of the Cummins website at  www.cummins.com. Participants wishing to view the visuals available with the audio are encouraged to sign-in a few minutes prior to the start of the teleconference.

About Cummins
Cummins Inc., a global power leader, is a corporation of complementary business units that design, manufacture, distribute and service engines and related technologies, including fuel systems, controls, air handling, filtration, emission solutions and electrical power generation systems. Headquartered in Columbus, Indiana, (USA) Cummins employs approximately 40,000 people worldwide and serves customers in approximately 190 countries and territories through a network of more than 600 company-owned and independent distributor locations and approximately 6,000 dealer locations. Cummins earned $1.0 billion on sales of $13.2 billion in 2010. Press releases can be found on the Web at www.cummins.com.

Forward-looking disclosure statement
Information provided in this release that is not purely historical are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the company's expectations, hopes, beliefs and intentions on strategies regarding the future. It is important to note that the company's actual future results could differ materially from those projected in such forward-looking statements because of a number of factors, including, but not limited to, general economic, business and financing conditions, labor relations, governmental action, competitor pricing activity, expense volatility and other risks detailed from time to time in Cummins Securities and Exchange Commission filings.